SIXTH AMENDMENT TO
                         APPLEBEE'S INTERNATIONAL, INC.
                          EMPLOYEE STOCK PURCHASE PLAN


     THIS SIXTH AMENDMENT is adopted this 30th day of November, 2006, by Applebee's International, inc. a Delaware corporation.

     WHEREAS, Applebee's International, Inc. (the "Company") adopted the Applebee's International, Inc. Employee Stock Purchase Plan (the "Plan"), with the Plan intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code;

     WHEREAS, the Plan permits eligible employees of the Company to purchase the common stock of the Company at a discount from its trading price on NASDAQ;

     WHEREAS, the Company reserved the right to amend the Plan from time to time, subject to certain restrictions specified in Section 15.2 of the Plan; and

     WHEREAS, the Company now desires to amend the Plan in the manner hereinafter set forth.

     NOW THEREFORE, effective as of January 1, 2007, the Plan is amended as follows:

     1. Article 6 is amended in its entirety to read as follows:

                           "Article 6 - Purchase Price

     The "Purchase Price" per Share pursuant to an Offering shall be 95% of the fair market value per Share on the Ending Date of such Offering or, if the Ending Date is not a business day, the nearest prior business day. "Fair market value" for this purpose shall mean the closing price as reported on the National Association of Securities Dealers Automated Quotation National Market System (the "NASDAQ-NMS") or, if the Shares are not reported on the NASDAQ-NMS, on the stock exchange, market, or system on which the Shares are traded as reported that is designated by the Committee as controlling for purposes of the Plan. In the event Shares are not so traded or reported, no purchase shall be made and each Participant's interest in the amount credited to the Payroll Deduction Account shall be returned to each Participant without interest."

     2. Section 11.3 is amended in its entirety to read as follows:

     11.3 A Participant hereunder may elect at any time on a form acceptable to the Committee to have all or part of the Shares credited to the Brokerage Account on his behalf (including fractional Shares) sold at the Participant's expense and cash paid to the Participant. A Participant hereunder may elect, at any time after two years following the Commencement Date for any Offering and on a form acceptable to the Committee, to have all or part of the whole Shares purchased with respect to such Offering and credited to the Brokerage Account on his behalf (including fractional Shares): (i) transferred to the Participant's individual brokerage account established at the Participant's expense, or (ii) issued to the Participant or his designee in the form of a stock certificate.

     3. The provisions of this Amendment are effective as of the dates set forth herein. In all other respects, the Plan shall remain unchanged.

     IN WITNESS WHEREOF, the Company has executed this Amendment as of the 30th day of November, 2006.


                                  APPLEBEE'S INTERNATIONAL, INC.
                                  "Company"


                                  By: /s/ Rebecca Tilden
                                     --------------------

                                  Title: Vice President
                                        ----------------